August 3, 2018

Platinum Group Metals Ltd.
788 - 550 Burrard Street	V31431
Vancouver, British Columbia
V6C 2B5

Dear Sirs/Mesdames:

Re:	Platinum Group Metals Ltd. – Registration Statement on Form F-3

We have acted as Canadian counsel to Platinum Group Metals Ltd. (the “Company”), a British Columbia company, in connection with the Registration Statement on Form F-3 (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 117,453,862 common shares of the Company (the “Shares”) which may be issued by the Company following the exercise of share purchase warrants of the Company (the “Warrants”) issued pursuant to a warrant indenture governing the Warrants entered into on May 15, 2018, between the Company and Computershare Trust Company of Canada (the “Warrant Indenture”).

For the purpose of giving this opinion, we have:

(a)	examined, among other things:

(i)	the Registration Statement (including the exhibits thereto);

(ii)	a certificate of an officer of the Company dated the date hereof with respect to the factual matters referred to herein; and

(iii)

originals or photostatic or certified copies of such corporate records, contracts and instruments of the Company, certificates, permits, licenses or orders of public officials, commissions, boards and governmental bodies and authorities, certificates of officers or representatives of the Company or other corporations and such other records, contracts and instruments all as we believe necessary and relevant as the basis of the opinion set forth herein; and

(b)

considered such questions of law and examined such statutes, regulations and orders, certificates, records of corporate proceedings and other documents and have made such other examinations, searches and investigations as we have considered necessary for the purpose of rendering this opinion.

In reviewing such documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified. We have also assumed that prior to the Shares being issued on the exercise of Warrants, the Company will have received full consideration for each of the Shares issued pursuant to the exercise of such Warrants.

Gowling WLG (Canada) LLP	T +1 604 683 6498

Gowling WLG (Canada) LLP is a member of Gowling WLG, an international law firm which consists of independent and autonomous entities providing services around the world. Our structure is explained in more detail at gowlingwlg.com/legal.

Suite 2300, Bentall 5, 550 Burrard Street	F +1 604 683 3558
Vancouver BC V6C 2B5 Canada	gowlingwlg.com

This opinion is limited to the laws of British Columbia and the federal laws of Canada applicable therein in force on the date hereof.

Based and relying on the foregoing, we are of the opinion that the Shares, when issued by the Company in accordance with the terms and conditions of the Warrant Indenture, will be validly issued, fully paid and non-assessable.

The opinion expressed in this letter is rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ Gowling WLG (Canada) LLP